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                                                                      EXHIBIT 99
                                                                      ----------

           WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
           ----------------------------------------------------------
                            FORM 10-QSB JUNE 30, 2001
                            -------------------------

Supplementary information required pursuant to section 9.4 of the partnership agreement:

1. Statement of Cash Available for Distribution for the three months ended June 30, 2001:

      Net Income                                            $     332,000
      Add:     Depreciation                                        50,000
      Less:    Cash to reserves                                  (274,000)
                                                            --------------
      Cash Available for Distribution                       $     108,000
                                                            ==============
      Distributions allocated to General Partners           $       8,000
                                                            ==============
      Distributions allocated to Limited Partners           $     100,000
                                                            ==============


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended June 30, 2001:

         Entity Receiving                 Form of
           Compensation                 Compensation                Amount
     -------------------------   --------------------------     -------------

                                 Interest in Cash
     General Partners            Available for Distribution      $      8,000

     WFC Realty Co., Inc.        Interest in Cash
     (Initial Limited Partner)   Available for Distribution      $         20



















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